Exhibit 99.1

Pacific Energy Development Announces Drilling Approval
and Initial Drilling Plans on its Recently Acquired Wattenberg Asset

DANVILLE, CA-- (Marketwired – June 18, 2014) – PEDEVCO Corp. d/b/a Pacific Energy Development (NYSE MKT: PED), an energy company engaged in the acquisition and development of strategic high-value energy projects in the U.S. and Asia, today announced that on June 17, 2014 the Company received approval from the Oil and Gas Conservation Commission of the State of Colorado (COGCC) for the drilling of up to 79 new horizontal wells comprising 7 spacing units covering a total of approximately 6,700 gross acres in the Company’s recently acquired Wattenberg Asset located in Weld County, Colorado.  With these approvals now in hand, today the Company also announced its plans to commence its initial drilling operations in mid-August 2014 with the planned drilling and completion of 3 horizontal wells from a single pad, with each well receiving an 18 stage enhanced frac treatment with lateral lengths between 4,000 and 4,500 feet, and with completion and initial results expected to be available in mid-October 2014.

The Company anticipates that it will have an approximately 45% net working interest in each of these wells, and that each well will be drilled and completed for approximately $4.2 million.  The Company will use cash on hand and an established drilling credit line to pay the cost of drilling and completing these wells.

In April, the Company participated as a non-operator in 3 very successful wells drilled in its new Wattenberg acreage and has previously successfully drilled and completed 5 wells in its legacy Niobrara Asset.  Currently the Company operates 16 wells, has a non-operated interest in 16 additional wells, and has an after-payout interest in 14 wells. These 3 new wells will be the first wells to be operated by the Company on its recently acquired Wattenberg Asset, with the Company planning to drill, and participate in the drilling of, approximately 16 total wells (equivalent to 6 net wells to PED) during 2014 in its Wattenberg and Niobrara Assets, including both operated and non-operated wells.  Both the Wattenberg and Niobrara Assets are located in the DJ Basin and substantially in Weld County, Colorado.

“We are excited to spud and complete our first operated wells on our newly acquired Wattenberg Asset, leveraging and expanding upon our knowledge and technical expertise as an operator in the DJ Basin as we continue to carry out our 2014 development and production drilling program, which we expect will further strengthen our cash flow and allow us to capitalize on other growth opportunities” said Frank C. Ingriselli, President and CEO of the Company.

About Pacific Energy Development (PEDEVCO Corp.)

PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE MKT:  PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States and Asia. The Company’s principal assets include its Niobrara asset located in the DJ Basin in Colorado, its Mississippian asset located in Comanche, Harper, Barber and Kiowa Counties, Kansas, and its North Sugar Valley asset located in Matagorda County, Texas. The Company has also previously announced its entry into an agreement to acquire a working interest in a 380,000 acre producing asset located in the Pre-Caspian Basin, one of the largest producing basins in Kazakhstan, which acquisition is pending Kazakhstan government approval.  Pacific Energy Development is headquartered in Danville, California, with offices in Houston, Texas and Beijing, China.

Forward-Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company’s control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company’s public filings with the SEC.

Contacts

Pacific Energy Development
Bonnie Tang, 1-855-733-3826 ext 21 (Media)
PR@pacificenergydevelopment.com

Investor Relations:

Liviakis Financial Communications, Inc.
John Liviakis
+1-415-389-4670
john@liviakis.com

Stonegate, Inc.
Casey Stegman
214-987-4121
casey@stonegateinc.com